Global Pharm Announces the Closing of US$15 Million Redeemable Convertible Bonds Financing

SHENZHEN, China, October 26, 2011 /PRNewswire-Asia/ – Global Pharm Holdings Group, Inc. (OTCBB:GPHG) ("Global Pharm" or the "Company"), a China-based, growing vertically integrated pharmaceutical company engaged in pharmaceutical-related products distribution, Traditional Chinese Medicine ("TCM") herbs cultivation and processing business through its subsidiaries in Anhui, Jilin, Guangdong and Shandong provinces, today announced that it has completed the entire US$15 million redeemable convertible bonds financing (the “Financing”) by Blazer Delight Limited, an investment vehicle owned by a fund managed by Asia-based Gen2 Partners Limited (“Gen2 Partners”).

Global Pharm will use the net proceeds from this Financing for the expansion of the Company’s and its subsidiaries’ distribution network within the People’s Republic of China (“PRC”)；for acquisitions of pharmaceutical companies in the PRC; and for general working capital purposes.

The Financing has been completed with two closings. Specifically, on September 21, 2011, the Company issued redeemable convertible bonds in the aggregate principal amount of US$10,000,000 under the Financing. Twenty business days later, on October 20, 2011, the Company issued redeemable convertible bonds in the aggregate principal amount of US$5,000,000, and completed the Financing. Any time on or prior to the maturity dates, the bonds are convertible into common stock of the Company at a price of US$5.00 per share.

“We are pleased to announce our partnership with Gen2 Partners, one of the leading investment management and advisory companies in Asia,” commented Mr. Yunlu Yin, Chairman and Chief Executive Officer of Global Pharm. “Global Pharm and Gen2 Partners have reached an affirmative prospect for the Company’s regional-focused distribution strategy and its acquisition plan. This Financing will assist us to accelerate the consolidation plan of our newly acquired subsidiaries and strengthen our TCM cultivation business in Shandong province.”

“The Chinese domestic consumption model is developing rapidly and will remain the driving force for much of China’s continued growth in the coming years. After much in-depth research, we believe consolidation in the pharmaceutical sector in China is poised to take shape in the next 6 to 24 months, and we want to be ahead of the curve. We identified the Company, led by Mr. Yin, to be a strong contender to become a dominant player in the pharmaceutical sector in China. We want to add strategic values to the management to realize the vision to grow Global Pharm’s business through robust organic growth as well as targeted acquisitions on a nationwide basis,” commented Mr. Barry Lau, Managing Partner and Chief Investment Officer of Gen2 Partners. He continued, “The Company is poised to take advantage of pharmaceutical industry consolidation opportunities in the PRC, and is creating synergies among its TCM cultivation, processing and pharmaceutical distribution units. We are very excited to provide Global Pharm with this financial resource and looking forward to a cooperative relationship with the Company.”

Please refer to the Company’s Form 8-K filed with the Securities and Exchange Commission on September 23, 2011 and today for the summary of the terms of the Financing.

About Global Pharm
Global Pharm Holdings Group, Inc., a growing integrated pharmaceutical company, is engaged in the pharmaceutical distribution, Traditional Chinese Medicine (TCM) herb cultivation and herbal pieces processing business in China. The Company focuses on building regional distribution channels, as well as local capillary sales network with high-margin products portfolio. Currently, its sales network covers Shandong, Jilin, Anhui and Guangdong provinces. Global Pharm seeks to establish an integrated value chain in the pharmaceutical industry through strategic acquisitions within TCM production, pharmaceutical distribution and the retail sectors. For further information, please visit the Company's corporate website at http://www.globalpharmholdings.com.

About Gen2 Partners
Gen2 Partners Limited is an Asia-based independent alternative asset management firm, and is one of the leading investment management and advisory companies in Asia currently with firm-wide AUM and assets under advisory of approximately US$1 billion. Its diversified business comprises fund of hedge funds, hedge fund and private equity. For further information, please visit Gen2 Partners’ corporate website at http://www.gen2partners.com.

Forward-looking Statements
Certain statements set forth in this press release contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. Such statements reflect the current view of our management with respect to future events and are subject to risks, uncertainties, assumptions and other factors as they relate to our industry, our operations and results of operations, plans for future facilities, capital-expenditure plans and any businesses that we may acquire. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the U.S. federal securities laws, we do not intend to update any of the forward-looking statements to conform them to actual results.

For Additional Information Contact
Global Pharm Holdings Group, Inc.
Ms. Susan Liu
Phone: +86-755-3693-9373
Email: susanliu@globalpharmholdings.com